UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                              Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Ashford Hospitality Prime, Inc.

(Name of Registrant as Specified in Its Charter)

Sessa Capital (Master), L.P.

Sessa Capital GP, LLC

Sessa Capital IM, L.P.

Sessa Capital IM GP, LLC

John E. Petry

Lawrence A. Cunningham

Philip B. Livingston

Daniel B. Silvers

Chris D. Wheeler

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On February 3, 2016, Sessa Capital (Master), L.P. (“Sessa Capital”) for and on its own behalf and on behalf of the other Participants (as defined below) issued a press release announcing that Sessa Capital filed suit on February 3, 2016 against Ashford Hospitality Prime, Inc. (“AHP”), AHP’s directors, Ashford Inc. and Ashford Hospitality Advisors LLC seeking a ruling that that the directors of AHP breached their fiduciary duties by inserting a change-in-control provision pertaining to shareholder elections into AHP’s advisory agreement with AHP’s external adviser, Ashford Inc. The lawsuit further seeks a ruling Ashford Inc. aided and abetted the AHP directors’ breach of fiduciary duty. The press release follows:

SESSA CAPITAL FILES LAWSUIT AGAINST ASHFORD HOSPITALITY PRIME OVER

CHANGE IN CONTROL PROVISION

Claims “Proxy Penalty” Breaches Fiduciary Duty and Threatens to Penalize Shareholders for Electing Non-Incumbent Directors

Highlights Growing Number of Corporate Governance Issues at Ashford Prime

Remains Committed to Nominating Control Slate of Five Highly Qualified Directors at 2016 Annual Meeting

New York – February 3, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) and Ashford Prime’s third largest shareholder, today announced it has filed a lawsuit in the Circuit Court for Baltimore City, Maryland, against the Company. The suit seeks a ruling that the directors of Ashford Prime breached their fiduciary duties by inserting a change-in-control provision pertaining to shareholder elections (the “Proxy Penalty”) into the Company’s advisory agreement with the Company’s external adviser, Ashford Inc., an entity for which Monty Bennett, the Chairman and CEO of the Company, also serves as Chairman and CEO.

The Proxy Penalty imposes an outsized termination fee on the Company if shareholders elect a majority of directors not approved by the incumbent directors and thereafter Ashford Inc. elects to collect the fee. Sessa believes the Proxy Penalty is unjust and excessive, and is invalid and unenforceable under Maryland law. In the lawsuit, Sessa seeks an injunction prohibiting the Company from paying a termination fee triggered by shareholders choosing to elect new directors constituting a majority of the board.

John Petry, Sessa’s Founder and Managing Partner, stated, “We are disappointed that we had to resort to litigation to remove the Proxy Penalty. It should never have existed in the first place. We brought the litigation only after Ashford Prime failed to eliminate the Proxy Penalty in the coming election. Ashford Prime threatens to apply this massive termination fee to shareholder elections in a manner that undermines corporate democracy. From a corporate governance perspective, we feel that the Proxy Penalty is worse than a poison pill, because Ashford Prime’s directors and Ashford Inc. deliberately went around shareholders to create a contractual provision that financially coerces shareholders into supporting incumbents over ‘unapproved’ directors in an election.”

Petry continued, “Director elections are the primary safeguard that shareholders have against unresponsive directors, and the Proxy Penalty deters Ashford Prime shareholders from exercising their fundamental right to a fair election. Ashford Prime’s Board of Directors, by amending the advisory agreement with Ashford Inc. such that the losing directors can choose whether to approve their replacements or trigger a massive fee, has created an unfair election. Unfortunately, we are left with no choice but to seek legal action to stop this self-serving conduct. We urge the Board to allow shareholders to vote for the directors of their choosing in a fair and open election.”

Petry added, “The number of corporate governance shortcomings at Ashford Prime continues to grow. Just yesterday, the Company enabled holders of its operating partnership units to purchase preferred voting shares of the Company for one penny per share. The recipients of this penny stock include Chairman Bennett, who stands to receive at least 1.27 million shares (for only $12,716), his father and other partners. In total, these new shares will represent approximately 13.3% of the Company’s voting interests, sold for $43,750.”

Petry concluded, “In October, Chairman Bennett said that the termination fee could be $4 to $5 per Company share. At the midpoint of this estimate, the fee would be almost $150 million, or nearly 50% of the Company’s market capitalization as of February 2, 2016. This estimated fee is approximately 17 times the $8.7 million base advisory fee paid to Ashford Inc., as reported in its most recent 10-K, and Sessa believes the termination fee is excessive and not customary for the industry. If Chairman Bennett’s numbers are correct, the Company would likely pay more to terminate the advisory agreement than it would pay in base fees for the remainder of the agreement’s entire 10-year term, based on the Company’s current market capitalization.”

As previously announced on January 15, 2016, Sessa has nominated a slate of five highly-qualified directors for election at the Company’s 2016 Annual Meeting of Stockholders. After the Company announced a strategic review process on August 28, 2015, Sessa communicated to the Company that a sale process on a level playing field for all potential bidders was the best way to maximize shareholder value. Yet nearly half a year later, the Company has provided neither meaningful action nor an update. Sessa continues to believe that the incumbent Ashford Prime Board has failed in its duties to Ashford Prime shareholders, and Sessa will defend its rights and the rights of all Ashford Prime shareholders.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Hospitality Prime, Inc. (“AHP”).

The participants in the proxy solicitation are anticipated to be Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF AHP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

As of the date of this filing, Sessa Capital owned directly 2,330,726 shares of common stock, $0.01 par value (the “Common Stock”), of AHP and Philip B. Livingston owned 4,000 shares of Common Stock. Sessa Capital GP, LLC, as a result of being the sole general partner of Sessa Capital, Sessa Capital IM, L.P., as a result of being the investment adviser for Sessa Capital, Sessa Capital IM GP, LLC, as a result of being the sole general partner of Sessa Capital IM, L.P., and John Petry, as a result of being the manager of Sessa Capital GP, LLC and Sessa Capital IM GP, LLC, may be deemed to be the beneficial owner of Common Stock owned directly by Sessa Capital.